Exhibit 99.1

CONTACTS:

J. Mario Molina, M.D. Molina Healthcare, Inc (562) 435-3666 office ext. 1113	Scott Forslund Premera Blue Cross (425) 918-5070 office (800) 345-4959 pager	Chris Jarvis Premera Blue Cross (425) 918-3368 office (800) 246-8516 pager

FOR IMMEDIATE RELEASE

PREMERA BLUE CROSS TO TRANSFER MEDICAID AND BASIC HEALTH PLAN CONTRACTS AND MEMBERS TO MOLINA HEALTHCARE OF WASHINGTON

BOTHELL, Wash. (Mar. 1, 2004) – Molina Healthcare of Washington and Premera Blue Cross today announced that the two companies have reached an agreement to transfer Premera’s Medicaid and Basic Health contracts and members to Molina Healthcare of Washington. Pending approval by the state Health Care Authority and Medical Assistance Administration of the Washington State Department of Social and Health Services, Molina will begin the transition to provide healthcare services to its new members.

“Medicaid and Basic Health managed-care products make up a very small part of Premera’s business,” said Premera communications director Scott Forslund. “Molina specializes in Medicaid products and is well suited to serve our members. This agreement will allow each company to focus on what it does best.”

Premera Blue Cross of Washington has served members throughout Washington through its Healthy Options and Basic Health products. The Premera family of companies serves nearly 1.6 million members through a wide variety of group and individual plans. About 1.4 percent of Premera members are enrolled in the Basic Health Plan, and 2.7 percent in Healthy Options.

Through this agreement, Molina Healthcare of Washington will be adding approximately 43,000 Healthy Options members and 23,000 Basic Health Plan members from Premera Blue Cross. The addition of Premera members increases Molina Healthcare of Washington’s total health plan membership to approximately 260,000.

“We are excited to welcome the Premera members to Molina,” said Ann Koontz, president and CEO of Bothell-based Molina Healthcare of Washington. “Our commitment to our

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members is unwavering, and we are working diligently to ensure a smooth transition. As the largest Medicaid provider in the state, Molina is well prepared to serve Premera’s Medicaid members,” added Koontz.

About Molina Healthcare

Molina Healthcare of Washington is Washington’s largest Medicaid health plan and part of Molina Healthcare, Inc. Molina of Washington serves members in more than 30 Washington counties including King, Pierce, Walla Walla and Spokane. Molina Healthcare, Inc. (NYSE:MOH), a publicly-held company, is among the most experienced managed healthcare companies serving low income patients who have traditionally faced barriers to accessing quality healthcare—including individuals covered by Medicaid and other state administered health programs for children. Molina Healthcare operates health plans in Michigan, California, Washington and Utah. The company’s corporate headquarters are in Long Beach, California. More information on Molina Healthcare can be obtained at www.molinahealthcare.com.

About Premera Blue Cross

Our mission is to provide peace of mind to our members about their health-care coverage. Premera Blue Cross has operated in Washington since 1933, and Alaska since 1957. Premera Blue Cross is an independent licensee of the Blue Cross Blue Shield Association. Premera Blue Cross is a member of a family of companies based in Mountlake Terrace, Washington, that provide health, life, vision, dental, and long-term care insurance, and other related services, in multiple western states.

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Molina Healthcare, Inc. (the Company), from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are predictions by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include the Company’s third-party contracts, the Company’s ability to accurately predict and effectively manage health benefits and other operating expenses, competition, changes in healthcare practices, changes in federal or state laws or regulations or the interpretation thereof, reduction in provider payments by governmental payors, disasters, numerous other factors affecting the delivery and cost of healthcare and other risks as detailed from time-to-time in the Company’s registration statement and reports and filings with the Securities and Exchange Commission. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update forward-looking statements.

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